                                                                 EXHIBIT 4(f)(2)


EXECUTION COPY
                                 SERVICING AGREEMENT

     SERVICING AGREEMENT (the "AGREEMENT"), dated as of July 7, 1998, between CAC FUNDING CORP., a Nevada corporation, (together with its successors and assigns, the "DEBTOR") and CREDIT ACCEPTANCE CORPORATION, a Michigan corporation ("CAC"), as servicer (in such capacity, together with its successors and assigns, the "SERVICER").

                                W I T N E S S E T H :

     WHEREAS, subject to the terms and conditions of this Agreement and the Security Agreement, the Debtor desires to obtain the services of the Servicer to provide, among other things, for the servicing of the Loans. For its services hereunder and under the Security Agreement, the Servicer will receive a fee payable as described herein and therein;

     NOW THEREFORE, the parties hereto agree as follows:

                                     ARTICLE 1
                                     DEFINITIONS

     SECTION 1.1. DEFINITIONS. All capitalized terms not otherwise defined herein shall have the meanings specified in, or incorporated by reference into, the Security Agreement. The following terms shall have the meanings specified below, and shall include in the singular number the plural and in the plural number the singular:

     "AGGREGATE OUTSTANDING ELIGIBLE LOAN BALANCE" shall mean, with respect to any date of determination, the aggregate Outstanding Balance under all Eligible Loans at the end of such day.

     "CAC" shall mean Credit Acceptance Corporation, a Michigan corporation, and its successors and assigns.

     "COLLATERAL AGENT" shall mean NationsBank, N.A., or any successor thereto, as Collateral Agent hereunder.

     "COLLECTION GUIDELINES" shall mean policies and procedures of the Servicer, relating to the collection of amounts due on contracts for the sale of automobiles and/or light-duty trucks, as in effect on the Cut-Off Date and as amended from time to time in accordance herewith and with the other Transaction Documents.

     "COLLECTIONS" shall mean all payments (including Recoveries, credit-related insurance proceeds, Interest Rate Cap proceeds and proceeds of Related Security) received by the Servicer,

CAC or the Debtor on or after the Cut-Off Date in respect of the Loans in the form of cash, checks, wire transfers or other form of payment in accordance with the Loans and the Dealer Agreements.

     "COMPANY" shall mean Kitty Hawk Funding Corporation, a Delaware corporation, and its successors and assigns.

     "CONTRACT" shall mean each retail installment sales contract, in substantially one of the forms attached to the Security Agreement as Exhibit A, relating to the sale of a new or used automobile or light-duty truck originated by a Dealer and in which the Seller shall have been granted a security interest or certain other ownership rights under the related Dealer Agreement to secure the related dealer's obligation to repay one or more Loans.

     "CONTRIBUTION AGREEMENT" shall mean the Contribution Agreement dated as of July 7, 1998, among CAC and the Debtor, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     "CREDIT GUIDELINES" shall mean policies and procedures of CAC relating to the extension of credit to automobile and light-duty truck dealers in respect of retail installment contracts for the sale of automobiles and/or light-duty trucks, including, without limitation, the policies and procedures for determining the creditworthiness of such dealers and relating to this extension of credit to such dealers and the maintenance of installment sale contracts, as in effect on the Cut-Off Date and as amended from time to time in accordance herewith and with the other Transaction Documents.

     "DEALER AGREEMENT" shall mean each agreement between the Seller and any Dealer, in substantially the form attached to the Security Agreement as Exhibit C.

     "DEBTOR" shall mean CAC Funding Corp. and its successors and assigns.

     "LOAN" shall mean all amounts advanced by CAC under a Dealer Agreement and payable from Collections, including servicing charges, insurance charges and service policies and all related finance charges, late charges, and all other fees and charges charged to customers; PROVIDED, HOWEVER, that the term "Loan" shall include only those Loans identified on Exhibit A to the Contribution Agreement, as amended from time to time in accordance therewith and with the other Transaction Documents.

     "MONTHLY SERVICING FEE" shall mean, with respect to any Remittance Date, an amount equal to the product of (i) 4.00% and (ii) the Available Collections (excluding from Available Collections such amounts paid by the Debtor under Section 3.2(e) of the Security Agreement with respect to such Remittance Date and any proceeds received pursuant to the Interest Rate Cap).

     "NOTE PURCHASE AGREEMENT" shall mean the Note Purchase Agreement dated as of July 7, 1998 among the Debtor, the Company and NationsBank, N.A., a national banking association, as Agent and as a Bank Investor, as such agreement may be amended, modified and supplemented from time to time.

     "PERSON" shall mean any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity of similar nature.

     "SECURED PARTIES" shall mean the Company, the Bank Investors and their respective successors and assigns.

     "SECURITY AGREEMENT" shall mean the Security Agreement dated as of July 7,1998 among CAC, as Servicer, the Debtor, the Collateral Agent and the Company.

     "SERVICER" shall mean initially CAC and thereafter any Person appointed as Successor Servicer.

     "SERVICER EVENT OF DEFAULT" shall mean (a) the failure of the Servicer to make any payment, transfer or deposit as required hereunder, under the Note Purchase Agreement or the Servicing Agreement, (b) the failure of the Servicer to observe or perform in any material respect any other representation, warranty, covenant or agreements of the Servicer (including its Credit Guidelines) in the Servicing Agreement as reasonably determined by the Collateral Agent, (c) the occurrence of any Material Adverse Change, and (d) an event of the type described in Section 6.1(ii) of the Security Agreement shall occur with respect to the Servicer.

                                     ARTICLE 2
                           ADMINISTRATION AND COLLECTION

     SECTION 2.1. SERVICING AND RETENTION OF SERVICER. (a) The servicing, administering, managing and collection of the Loans shall be conducted by the Person (the "SERVICER") so designated from time to time in accordance with this
Section 2.1. Subject to early termination due to the occurrence of a Servicer Event of Default or as otherwise provided below in this Section 2.1, CAC shall serve as Servicer for an initial term commencing on the date hereof and expiring June 30, 2006.

     (b) In the event of a Servicer Event of Default, the Collateral Agent shall have the right to terminate CAC as servicer hereunder. Upon the termination or resignation of CAC as servicer of the Loans, the Collateral Agent shall have the right to appoint a successor servicer (the "SUCCESSOR SERVICER") and enter into a servicing agreement with such Successor Servicer at such time and exercise all of its rights under Section 4.3 of the Security Agreement. In the event that the Successor Servicer is not appointed within 30 days of the Servicer Event of Default which led to the termination of the preceding Servicer, NationsBank, N.A., shall thereupon be appointed to act as Successor Servicer. Such servicing agreement shall specify the duties and obligations of such Successor Servicer, and all references herein to the Servicer shall be deemed to refer to such Successor Servicer. Notwithstanding the above, NationsBank, N.A., may appoint any established financial institution having a net worth of not less than $50,000,000 and whose regular business includes the servicing of automobile installment sales contracts as the Successor Servicer hereunder.

     (c) The Servicer shall not resign from the obligations and duties imposed on it by this Agreement or the Security Agreement as Servicer except upon a determination that (i) by reason of a change in legal requirements, the performance of its duties hereunder or under the Security Agreement would cause it to be in violation of such legal requirements in a manner which would have a material adverse effect on the Servicer, and the Collateral Agent does not elect to waive the obligations of the Servicer to perform the duties which render it legally unable to act or to delegate those duties to another Person. Any such determination permitting the resignation of the Servicer pursuant to this
Section 2.1(c) shall be evidenced by an opinion of counsel to such effect delivered and acceptable to the Collateral Agent. No resignation of the Servicer shall become effective until the Servicer or an entity acceptable to the Collateral Agent shall have assumed the responsibilities and obligations of the Servicer.

     (d)  Any Person (i) into which the Servicer may be merged or consolidated,
(ii) resulting from any merger or consolidation to which the Servicer shall be a party, (iii) which acquires by conveyance, transfer or lease substantially all of the assets of the Servicer, or (iv) succeeding to the business of the Servicer, in any of the foregoing cases shall execute an agreement of assumption to perform every obligation of the Servicer under this Agreement and, whether or not such assumption agreement is executed, shall be the successor to the Servicer under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement, anything in this Agreement to the contrary notwithstanding; PROVIDED, HOWEVER, that nothing contained herein shall be deemed to release the Servicer from any obligation.

     (e) On or before ninety (90) days after the end of each fiscal year of the Servicer, beginning with the fiscal year ending December 31, 1998, the Servicer shall cause a firm of independent public accountants (who may also render other services to the Servicer or the Debtor) to furnish a report to the Collateral Agent and the Secured Parties to the effect that they have (i) compared the information contained in the Monthly Servicer's Certificates delivered during such fiscal year, based on a sample size provided by the Collateral Agent, with the information contained in the Loans, the Contracts and the Servicer's records and computer systems for such period, and that, on the basis of such agreed upon procedures, such firm is of the opinion that the information contained in the Monthly Servicer's Certificates reconciles with the information contained in the Loans and the Contracts and the Servicer's records and computer system and that the servicing of the Loans and the Contracts has been conducted in compliance with this Agreement, (ii) verified the Aggregate Outstanding Eligible Loan Balance as of the end of each Collection Period during such fiscal year, and
(iii) verified that a sample of Loans and

Contracts treated by the Servicer as Eligible Loans and as Eligible Contracts, as applicable, in fact satisfied the requirements of the definition thereof contained herein and (iv) conducted a "negative confirmation"' of a sample of the Loans and Contracts and verified that the Servicer's records and computer system used in servicing the Loans and Contracts contained correct information with regard to due dates and outstanding balances, except, in each case for (a) such exceptions as such firm shall believe to be immaterial (which exceptions need not be enumerated) and (b) such other exceptions as shall be set forth in such statement.

     SECTION 2.2. DUTIES OF THE SERVICER. (a) The Servicer shall take or cause to be taken all such action as may be necessary or advisable to collect all amounts due under the Loans and Contracts from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit Guidelines and the Collection Guidelines, it being understood that there shall be no recourse to the Servicer with regard to the Loans and Contracts except as otherwise provided herein and in the other Transaction Documents. So long as no Termination Event shall have occurred, the Servicer may, unless otherwise required by law, in accordance with the Credit Guidelines, extend the maturity of Loans and Contracts, as the Servicer may determine to be appropriate to maximize Collections thereof. The Servicer shall hold in trust for the Secured Parties all records which evidence or relate to all or any part of the Collateral. In the event that a Successor Servicer is appointed, the outgoing Servicer shall deliver to the Successor Servicer and the Successor Servicer shall hold in trust for the Debtor and the Secured Parties all records which evidence or relate to all or any part of the Collateral.

     (b) The Servicer, if other than CAC, shall as soon as practicable upon demand, deliver to the Debtor all records in its possession which evidence or relate to indebtedness of an Obligor which is not a Loan or Contract.

     (c) The Servicer shall deposit all Collections into the Collection Account no later than two (2) Business Days after the Date of Processing.

     (d) In addition to the obligations of the Servicer under this Agreement, the Servicer shall perform all of its obligations under the Security Agreement and any other Transaction Document to which it is a party.

     (e) The Servicer shall indemnify the Collateral Agent and the Secured Parties, their officers, directors, employees and agents for, and hold them harmless against any loss, liability or expense incurred without willful misconduct, gross negligence or bad faith on their part, arising out of or in connection with (i) this Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under this Agreement and (ii) the negligence, willful misconduct or bad faith of the Servicer in the performance of its duties hereunder. The provisions of this Section 2.2(e) shall survive the termination of this Agreement.

     SECTION 2.3. SERVICING COMPENSATION. As compensation for the performance of its obligations under this Agreement, the Security Agreement, and any other Transaction document to which it is a party, the Servicer is entitled to a Monthly Servicing Fee payable in accordance with Section 5.1(a)(ii) of the Security Agreement.

                                      ARTICLE 3
                            REPRESENTATIONS AND WARRANTIES

     SECTION 3.1. REPRESENTATIONS AND WARRANTIES OF THE SERVICER. The Servicer represents and warrants to the Debtor that:

     (a) CORPORATE EXISTENCE AND POWER. The Servicer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted. The Servicer is duly qualified to do business in, and is in good standing in, every other jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a material adverse effect.

     (b) CORPORATE AND GOVERNMENTAL AUTHORIZATION; CONTRAVENTION. The execution, delivery and performance by the Servicer of this Agreement and the Security Agreement are within the Servicer's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Official Body or official thereof, and do not contravene, or constitute a default under, any provision of applicable law, rule or regulation or of the Certificate of Incorporation or Bylaws of the Servicer or of any agreement, judgment, injunction, order, writ, decree or other instrument binding upon the Servicer or result in the creation or imposition of any adverse claim on the assets of the Servicer or any of its Subsidiaries.

     (c) BINDING EFFECT. Each of this Agreement and the Security Agreement constitutes the legal, valid and binding obligation of the Servicer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors.

     (d) ACCURACY OF INFORMATION. All information heretofore furnished by the Servicer to the Debtor, the Collateral Agent, the Company or any Bank Investor for purposes of or in connection with this Agreement or the Security Agreement or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by the Servicer to the Debtor, the Collateral Agent, the Company or any Bank Investor will be, true and accurate in every material respect, on the date such information is stated or certified.

     (e) ACTION, SUITS. There are no actions, suits or proceedings pending, or to the knowledge of the Servicer threatened, against or affecting the Servicer or any Affiliate of the

Servicer or their respective properties, in or before any court, arbitrator or other body, which may, individually or in the aggregate, have a material adverse effect.

     (f) NATURE OF LOANS. (i) Each Loan classified as an Eligible Loan (or included in any aggregation of balances of Eligible Loans) by the Servicer in any document or report delivered under the Security Agreement was an Eligible Loan as of the date so classified, and (ii) each related Contract classified as an Eligible Contract (or included in any aggregation of balances of Eligible Contracts) by the Servicer in any document or report delivered under the Security Agreement was an Eligible Contract as of the date so classified.

     (g) AMOUNT OF LOANS AND CONTRACTS; COMPUTER FILE. As of the Cut-Off Date, as reported in the loan servicing system, (i) the Aggregate Outstanding Eligible Loan Balance was $69,712,673.71, and (ii) the aggregate Outstanding Balance of the Contracts was $253,886,307.58. The computer file or microfiche list delivered pursuant to Section 2.1 of the Security Agreement is complete and accurately reflects the information regarding the Loans, Dealer Agreements and Contracts in all material respects as of the applicable time referred to in such
Section 2.1.

     (h) COLLECTIONS AND SERVICING. Since April 1, 1998, there has been no material adverse change in the ability of the Servicer to service and collect the Loans.

     (i) NOT AN INVESTMENT COMPANY. The Servicer is not, and is not controlled by, an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or is exempt from all provisions of such Act.

                                     ARTICLE 4
                              COVENANTS OF THE SERVICER

     SECTION 4.1. AFFIRMATIVE COVENANTS OF THE SERVICER. The Servicer hereby covenants to the Debtor, until all amounts due under the Security Agreement, the Note Purchase Agreement and the Note have been paid in full, that:

     (a) CONDUCT OF BUSINESS. The Servicer will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

     (b) COMPLIANCE WITH LAWS. The Servicer will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it or its respective properties may be subject.

     (c) FURNISHING OF INFORMATION AND INSPECTION OF RECORDS. The Servicer will furnish to the Collateral Agent from time to time such information with respect to the Loans as the Collateral Agent may reasonably request, including, without limitation, listings identifying the Obligor and the Outstanding Balance for each Loan. The Servicer will, at any time and from time to time during regular business hours permit the Collateral Agent, or its agents or representatives, (i) to examine and make copies of and take abstracts from all Records and (ii) to visit the offices and properties of the Servicer for the purpose of examining such Records, and to discuss matters relating to Loans or the Debtor's or the Servicer's performance hereunder and under the other Transaction Documents to which such Person is a party with any of the officers, directors, employees or independent public accountants of the Servicer having knowledge of such matters.

     (d) KEEPING OF RECORDS AND BOOKS OF ACCOUNT. The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Loans in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Loans (including, without limitation, records adequate to permit the daily identification of each new Loan and all Collections of and adjustments to each existing Loan). The Servicer will give the Collateral Agent notice of any material change in the administrative and operating procedures of the Servicer referred to in the previous sentence.

     (e) NOTICE OF COLLATERAL AGENT'S INTEREST. In the event that the Debtor shall sell or otherwise transfer any interest in any Loan, any computer tapes or files or other documents or instruments provided by the Servicer in connection with any such sale or transfer shall disclose the Debtor's ownership of the Loans and the Collateral Agent's interest in the Loans.

     (f) CREDIT, COLLECTION, AND ACCOUNTING POLICIES. The Servicer will comply in all material respects with the Credit Guidelines and Collection Guidelines in regard to each Loan and the related Contract. The Servicer shall deliver to the Collateral Agent and the Agent, within ten (10) days after the date any material change in or amendment to the Collection Guidelines is made a notice describing such change or amendment. The Servicer shall notify the Collateral Agent of any material change in or amendment to the Servicer's accounting policies within ten
(10) days after the date such change or amendment has been made.

     SECTION 4.2. NEGATIVE COVENANTS OF THE SERVICER. The Servicer hereby covenants to the Debtor, until all amounts due under the Security Agreement, the Note Purchase Agreement and the Note have been paid in full, that:

     (a)  NO EXTENSION OR AMENDMENT OF LOANS.  Except as otherwise permitted in
Section 2.2 hereof or in the Security Agreement, the Servicer will not extend, amend or otherwise modify the terms of any Loan, or amend, modify or waive any term or condition of any Contract related thereto.

     (b) NO CHANGE IN BUSINESS OR CREDIT GUIDELINES. The Servicer will not make any change in the character of its business or in the Collection Guidelines, which change would, in either case, impair the collectibility of any Loan or otherwise have a material adverse effect on the ability of the Servicer to service the Loans or to perform any of its other duties hereunder or under the other Transactions Documents to which it is a party.

     (c) NO MERGERS, ETC. The Servicer will not (i) consolidate or merge with or into any other Person unless the Servicer shall be the surviving corporation, or (ii) sell, lease or transfer all or substantially all of its assets to any other Person.

                                     ARTICLE 5
                                   MISCELLANEOUS

     SECTION 5.1. NOTICES, ETC. Except where telephonic instructions or notices are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be sent by facsimile transmission with a confirmation of the receipt thereof and shall be deemed to be given for purposes of this Agreement on the day that the receipt of such facsimile transmission is confirmed in accordance with the provisions of this Section 5.1. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section, notices, demands, instructions (including payment instructions) and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses and accounts indicated below, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party below:

If to the Servicer:

               Credit Acceptance Corporation
               Silver Triangle Building
               25505 West Twelve Mile Road, Suite 3000
               Southfield, Michigan 48034-8339
               Attention: Douglas W. Busk
               Telephone: (248) 353-2700 (ext. 432)
               Telecopy:  (248) 827-8542

If to the Debtor:

               CAC Funding Corp.
               Silver Triangle Building
               25505 West Twelve Mile Road, Suite 3000
               Southfield, Michigan 48034-8339
               Attention: Douglas W. Busk
               Telephone: (248) 353-2700 (ext. 432)
               Telecopy:  (248) 827-8542

If to the Collateral Agent:

               NationsBank, N.A.
               NationsBank Corporate Center
               100 North Tryon Street
               NC1-007-10-07
               Charlotte, North Carolina  28255-0001
               Attention:  Michelle M. Heath
                         Investment Banking
               Telephone:  (704) 386-7922
               Telecopy:   (704) 388-9169

     SECTION 5.2. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Servicer, and shall inure to the benefit of the Debtor, the Collateral Agent and the Secured Parties and their respective successors and permitted assigns including any Liquidity Provider (it being expressly understood that such Persons shall be third-party beneficiaries of this Agreement); PROVIDED that the Servicer shall not assign any of its rights or obligations hereunder without the prior written consent of the Collateral Agent acting upon written instruction of the Secured Parties, and any such assignment in contradiction of the foregoing shall be null and void.

     SECTION 5.3. SEVERABILITY CLAUSE. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     SECTION 5.4. AMENDMENTS. This Agreement and the rights and obligations of the parties hereunder may not be changed orally but only by an instrument in writing signed by the party against which enforcement is sought.

     SECTION 5.5. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Michigan.

     SECTION 5.6. COUNTERPARTS. This Agreement may be executed in any number of copies, and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument.

     SECTION 5.7. HEADINGS. Section headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

                     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Debtor and the Servicer have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                         CAC FUNDING CORP.
                           as Debtor


                         By:       /S/ DOUGLAS W. BUSK
                             --------------------------------
                         Name:     DOUGLAS W. BUSK
                              --------------------------------
                         Title:         TREASURER
                              --------------------------------

                         CREDIT ACCEPTANCE CORPORATION
                          As Servicer


                         By:       /S/ BRETT A. ROBERTS
                             --------------------------------
                         Name:     BRETT A. ROBERTS
                              --------------------------------
                         Title:         CFO
                               --------------------------------